Register.com, Inc. Announces Delay in Filing of Company's Form 10-Q for First Quarter of 2005

NEW YORK, NY – May 11, 2005 — Register.com, Inc. (Nasdaq: RCOM) announced today that the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2005 and its related earnings release will be delayed.

The Company is in the process of completing its financial statements for the first quarter of 2005. As previously disclosed in Register.com's 2004 Annual Report on Form 10-K, the Company's remediation of certain material weaknesses in its internal control over financial reporting, which include temporary manual controls and procedures, require extensive and time consuming manual processing. Similar manual processing was required in connection with the preparation of the Company's financial statements included in its Form 10-K. Further, the Company devoted substantial resources towards the completion of its Form 10-K until its filing on May 4, 2005. These efforts delayed the commencement of work on the financial statements for the quarter ended March 31, 2005. As a result of the additional work and delayed start, the Company's Form 10-Q could not be filed by May 10, 2005 and the Company believes that it will be out of compliance with Nasdaq marketplace rules as a result of the late filing.

The Company is working to complete and file its Form 10-Q by the end of May, however, it cannot provide any assurances that it will meet this target. The Company will issue its earnings release and hold its investor conference call after filing its Form 10-Q.

Register.com also announced that it received a notice on May 9, 2005 from Nasdaq providing an update on the delisting notice the Company received from Nasdaq on April 5, 2005, related to its delayed Form 10-K filing. The update states that as of the date of the notice, the Company had satisfied Nasdaq's listing requirements and that the Company's ticker symbol would be restored to RCOM as of the opening of trading on Wednesday, May 11, 2005. However, as a result of the delay in the Company's Form 10-Q filing, the Company expects to receive a subsequent notification from Nasdaq regarding potential delisting, which the Company believes would result in a change in the Company's ticker symbol to RCOME once again.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 3.0 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue, uncertainty regarding our identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses, uncertainty regarding our ability to comply with Nasdaq listing requirements, uncertainty regarding unforeseen issues encountered in the completion of the financial statements for inclusion in the Form 10-Q for the quarter ended March 31, 2005, and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Contacts:

Investor Relations
Stephanie Marks	Scott Eckstein
(212) 798-9169	(212) 798-9185
ir@register.com	ir@register.com

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